THOMAS NELSON, INC.
                        501 Nelson Place
                        P.O.  Box 141000
                 Nashville, Tennessee 37214-1000

                     -----------------------

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                    ------------------------


     The Annual Meeting of Shareholders (the "Annual Meeting") of Thomas Nelson, Inc. will be held at the Loews Vanderbilt Plaza, 2100 West End Avenue, Nashville, Tennessee, at 11:00 a.m., local time, on Thursday, August 21, 1997, for the following purposes:

                    1. To elect three directors in Class Two to serve for a term of three years or until their respective successors are elected and take office.

                     2.    To transact such other business as may
               properly come before the Annual Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on June
30, 1997, will be entitled to notice of and to vote at the Annual
Meeting.

      Whether or not you plan to attend the meeting in person, please complete, date, sign, and return promptly the enclosed proxy. The proxy may be revoked at any time prior to the exercise thereof, and the giving of the proxy will not affect your right to attend the Annual Meeting and vote in person.

                             By order of the Board of Directors.

                             /s/ Sam Moore

                             SAM MOORE,
                             President

Nashville, Tennessee
July 10, 1997



                       THOMAS NELSON, INC.
                        501 Nelson Place
                        P.O.  Box 141000
                 Nashville, Tennessee 37214-1000

                   ---------------------------

                         PROXY STATEMENT

                   ---------------------------


      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Thomas Nelson, Inc., a Tennessee corporation (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on August 21, 1997 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying notice, and at any adjournment thereof. It is expected that this proxy statement, the form of proxy and the Company's Annual Report to Shareholders will be mailed to shareholders on or about July 10, 1997.

     Only shareholders of record at the close of business on June 30, 1997 (the "Record Date") , are entitled to notice of and to vote at the Annual Meeting. On such date, the issued and outstanding voting securities of the Company consisted of 15,997,870 shares of Common Stock (the "Common Stock") and 1,112,071 shares of Class B Common Stock (the "Class B Common Stock"). Each share of Common Stock and Class B Common Stock entitles the holder thereof to one vote and ten votes, respectively, on each matter presented for action at the Annual Meeting.

      All proxies delivered pursuant to this solicitation may be revoked at any time prior to the voting thereof by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation, or duly executing a proxy bearing a later date. The giving of the proxy will not affect the right of the shareholder to attend the Annual Meeting and vote in person. If not revoked, all proxies which are properly signed and returned to the Company will be voted in accordance with instructions contained thereon. If no instructions are given, the persons named in the proxy will vote the shares represented thereby FOR the approval of the election as directors of all nominees set forth under PROPOSAL NO. 1.



            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                      OWNERS AND MANAGEMENT

     The following table sets forth certain information as of the Record Date with respect to those persons known to the Company to be the beneficial owners (as defined by the rules of the Securities and Exchange Commission (the "Commission")) of more than five percent (5%) of the Common Stock and Class B Common Stock and with respect to the beneficial ownership of the Common Stock and Class B Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table and all executive officers and directors of the Company as a group. Except as otherwise specified, the shares indicated are presently outstanding, and the Company believes the beneficial owner has sole voting and investment power over the indicated shares.

                                                      Amount of
                               Amount of               Class B
                              Common Stock   Percent Common Stock   Percent
                              Beneficially     of    Beneficially     of
Name of Beneficial Owner      Owned#<F1><F2>  Class  Owned#<F1><F2>  Class
---------------------------------------------------------------------------

Sam Moore **** <F3>............. 1,667,976      9.7%     596,988      50.7%
S.  Joseph Moore **** <F4>......   258,164      1.5      134,359      11.7
Ariel Capital Management,
  Inc. <F5>..................... 2,163,560     12.6            0
Gabelli Funds, Inc. <F6>........ 1,034,463      6.0            0
State of Wisconsin
  Investment Board <F7>......... 1,372,800      8.0            0
Brownlee O. Currey, Jr.** <F8>..   184,754      1.1        4,035        *
W.  Lipscomb Davis, Jr.** <F9>..    13,843       *         2,531        *
Robert J. Niebel, Sr.** <F9>....    27,054       *         3,692        *
Millard V. Oakley** <F10>.......   353,159      2.1       19,542       1.8
Joe M. Rodgers** <F11>..........    12,885       *             0
Cal Turner, Jr.** <F8>..........    14,166       *             0
Andrew J. Young** <F12>.........     6,610       *             0
Joe L. Powers*** <F13>..........   120,365       *        79,310       7.0
Byron D. Williamson*** <F14>....    30,185       *         5,039        *
Raymond T. Capp*** <F15>........    16,417       *         7,500        *
Roland Lundy*** <F16>...........     5,892       *            47        *
All Executive Officers and
  Directors as a
  group (15 persons) <F17>...... 2,938,394     16.9      944,028      74.4

------------
      *   Indicates less than 1%.
     **   Director.
    ***   Named Officer.
   ****   Director and Named Officer.

<F1> Pursuant to the rules of the Commission, shares of Common
     Stock which certain beneficial owners presently have the right to acquire pursuant to the conversion provisions of the Company's 5 3/4% Convertible Subordinated Notes due 1999 (the "Convertible Notes") are deemed outstanding for the purpose of computing such beneficial owner's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of the other beneficial owners shown in the table. Likewise, the shares subject to options held by directors and executive officers of the Company which are exercisable within 60 days of the Record Date are all deemed outstanding for the purpose of computing such director's or executive officer's percentage ownership and the percentage ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the percentage ownership of the other beneficial owners in the table. The share information assumes further that where such individuals can elect to receive either Common Stock or Class B Common Stock, an election is made to receive Common Stock.

<F2> Shares of Class B Common Stock are convertible into an equal number of shares of Common Stock at the option of the holder, and, wherever applicable, share information set forth above with respect to the Common Stock assumes the conversion of all Class B Common Stock by the holders thereof for an equivalent number of shares of Common Stock which may be so acquired by conversion during the 60-day period commencing on the Record Date.

<F3> Includes 23,438 shares of Class B Common Stock and 41,667 shares of Class B Common Stock issuable upon exercise of outstanding options under the Company's 1986 Stock Incentive Plan (the "1986 Plan") and the Company's Amended and Restated 1992 Stock Incentive Plan (the "Stock Incentive Plan"), respectively, 565,411 shares of Common Stock held by four trusts of which Mr. Moore is trustee and sole beneficiary, and 22,685 shares of Common Stock and 1,614 shares of Class B Common Stock held by the Company's Employee Stock Ownership Plan (the "ESOP"), as to which Sam Moore has sole voting power. Sam Moore's spouse owns 34,552 shares of Common Stock and 3,435 shares of Class B Common Stock. Sam Moore's address is 501 Nelson Place, P.O. Box 141000, Nashville, Tennessee 37214-1000.

<F4> Includes 9,375 shares of Class B Common Stock and 30,000 shares of Class B Common Stock issuable upon exercise of outstanding options under the 1986 Plan and Stock Incentive Plan, respectively, 28,250 shares of Common Stock and 37,785 shares of Class B Common Stock held by a trust of which
     S. Joseph Moore is a trustee and the sole beneficiary, and 6,854 shares of Common Stock and 91 shares of Class B Common Stock held by the ESOP, as to which S. Joseph Moore has sole voting power. S. Joseph Moore's spouse owns 5,625 shares of Common Stock. S. Joseph Moore's address is 501 Nelson Place, P.O. Box 141000, Nashville, Tennessee 37214-1000.

<F5> As reflected in the Directors, Officers and 5% Beneficial
     Ownership Questionnaire which reports share amounts through April 30, 1997, by Ariel Capital Management, Inc. The address of Ariel Capital Management, Inc. is 307 North Michigan Avenue, Chicago, Illinois 60601.

<F6> As reflected in a Schedule 13D filed with the Commission on
     June 10, 1997, by Gabelli Funds, Inc.  The address of
     Gabelli Funds, Inc. is One Corporate Center, Rye, New York
     10580-1434.

<F7> As reflected in a Schedule 13G filed with the Commission on
     January 23, 1997, by State of Wisconsin Investment Board.
     The address of the State of Wisconsin Investment Board is 121 East Wilson Street, Madison, Wisconsin 53707.

<F8> Includes 3,810 shares of Common Stock and 4,000 shares of
     Common Stock issuable upon exercise of outstanding options under the Company's 1990 Deferred Compensation Plan for Outside Directors (the "Outside Directors Plan") and the Stock Incentive Plan, respectively.

<F9> Includes 4,000 shares of Common Stock issuable upon exercise of outstanding options under the Stock Incentive Plan.

<F10>Includes 3,810 shares of Common Stock and 4,000 shares
     of Common Stock issuable upon exercise of outstanding options under the Outside Directors Plan and the Stock Incentive Plan, respectively, and 120,000 shares of Common Stock and 937 shares of Class B Common Stock held by a grantor trust of which Mr. Oakley is trustee and the sole beneficiary.

<F11>Includes 3,810 of Common Stock and 4,000 shares of
     Common Stock issuable upon exercise of outstanding options under the Outside Directors Plan and the Stock Incentive Plan, respectively; the remaining 5,075 shares of Common Stock are held by a limited partnership of which Mr. Rodgers is Chairman and his spouse is the general partner and majority owner.

<F12>Includes 2,610 shares of Common Stock and 4,000 shares
     of Common Stock issuable upon exercise of outstanding options under the Outside Directors Plan and the Stock
     Incentive Plan, respectively.

<F13>Includes 7,031 shares of Class B Common Stock and
     11,667 shares of Class B Common Stock issuable upon exercise of outstanding options under the 1986 Plan and the Stock Incentive Plan, respectively, and 34,625 shares of Common Stock and 2,123 shares of Class B Common Stock held by the ESOP, as to which Mr. Powers has sole voting power.
     Mr. Powers' address is 501 Nelson Place, P.O. Box 141000, Nashville, Tennessee 37214-1000.

<F14>Includes shares issuable upon exercise of outstanding
     options of 9,375 shares of Common Stock under the 1986 Plan and 10,000 shares of Common Stock and 5,000 Class B Common Stock under the Stock Incentive Plan, and 771 shares of Common Stock and 39 shares of Class B Common Stock held by the ESOP, as to which Mr. Williamson has sole voting power.

<F15>Includes shares issuable upon exercise of outstanding
     options of 6,250 shares of Common Stock under the 1986 Plan and 2,667 shares of Common Stock and 7,500 shares of Class B
     Common Stock under the Stock Incentive Plan, as to which Mr. Capp has sole voting power.

<F16>Includes 845 shares of Common Stock and 47 shares of
     Class B Common Stock held by the ESOP as to which Mr. Lundy has sole voting power. Mr. Lundy's employment by the Company terminated, and he no longer served as an executive officer of the Company, prior to the end of fiscal 1997, as a result of the sale of the Company's music division.

<F17>Includes an aggregate of 91,284 shares of Common Stock
     and 4,325 shares of Class B Common Stock held by the ESOP, and shares issuable upon exercise of options to purchase 84,788 shares of Common Stock and 156,876 shares of Class B Common Stock, and excludes 5,845 shares of Common Stock and 47 shares of Class B Common Stock owned by Mr. Lundy.

                        PROPOSAL NO.  1

                     ELECTION OF DIRECTORS


     The Amended and Restated Charter of the Company provides that the Board of Directors shall be divided into three classes with the classes to be as nearly equal in size as possible. The current Board of Directors consists of nine members, with the terms of office of the directors in Class Two expiring at the Annual Meeting. The incumbent directors whose terms of office extend beyond this Annual Meeting are as follows:

                                                 Annual Meeting
                                       Director    at which
          Name                          Class     term expires
          -----------------------------------------------------

          Sam Moore.................... One          1998
          Cal Turner, Jr............... One          1998
          Andrew J. Young.............. One          1998
          Brownlee O. Currey, Jr....... Three        1999
          W. Lipscomb Davis, Jr........ Three        1999
          Joe M. Rodgers............... Three        1999


     The Board of Directors has nominated the following persons for election as directors in Class Two with terms of office of three years expiring at the Annual Meeting of Shareholders to be held in 2000:

                       Robert J. Niebel, Sr.
                        Millard V. Oakley
                         S. Joseph Moore

Each of the nominees is currently a member of the Board of Directors and was previously elected as a director by the shareholders.

     It is intended that proxies received in response to this solicitation will, unless otherwise specified, be voted in favor of the election of the above persons as directors of the Company for the terms set forth above and until their successors are elected and qualified. In case any of these persons is unable or declines to serve, it is intended, in the absence of contrary direction, that the proxies will be voted for the balance of those named above and for substitute nominees selected by the Board of Directors. The Board of Directors has no reason to expect that any of the nominees will not be available for election at the Annual Meeting, and therefore does not at this time have any substitute nominees under consideration.

     A plurality of the votes cast by the shares entitled to vote in the election is required to elect a director. Shareholders have no right to vote cumulatively for directors, but rather each shareholder may cast one vote for each share of Common Stock and ten votes for each share of Class B Common Stock held by such shareholder for each director to be elected. The Board of Directors recommends a vote FOR all nominees.

     The following table contains additional information concerning the incumbent directors who will remain in office and the director nominees. Except as indicated below, each director and nominee has been an employee of the firm(s) listed below as his principal occupation for more than the past five years.

                                                              Director
Name                       Principal Occupation           Age   Since
--------------------------------------------------------------------------

Brownlee O. Currey, Jr.   Chairman of the Board of        68     1984
  (C, N & A)               The Nashville Banner
                           Publishing Co.

W.  Lipscomb Davis, Jr.   Partner of Hillsboro            65     1984
  (A &C)                   Enterprises; Director
                           of SunTrust Bank,
                           Nashville, N.A.,
                           American General
                           Corporation, and
                           Genesco, Inc.

Sam Moore                 Chairman of the Board, Chief    67     1961
  (E & N)                  Executive Officer, and
                           President of the Company.

S.  Joseph Moore          Executive Vice President        34     1995
  (E)                      of the Company and
                           President of Thomas
                           Nelson Gift Division.
                           Previously served as
                           Divisional Vice President
                           of the Company in various
                           capacities since 1991.
                           S. Joseph Moore is the
                           son of Sam Moore.

Robert J. Niebel, Sr.     Senior Vice President of        58     1973
  (E & A)                  21st Century Christian, Inc.

Millard V. Oakley         Businessman managing private    67     1972
  (C & N)                  investments.

Joe M. Rodgers            Chairman of The JMR Group;      63     1992
  (E)                      Director of AMR/American
                           Airlines, Inc., Gaylord
                           Entertainment Company,
                           Gryphon Holdings, Inc.,
                           Lafarge Corp., SunTrust
                           Bank, Nashville, N.A.,
                           Tractor Supply Co., and
                           Willis Corroon plc. Mr.
                           Rodgers previously was
                           the Chairman and Chief
                           Executive Officer of
                           Berlitz International
                           from December 1991 until
                           February 1993.

Cal Turner, Jr.           Chairman, President and Chief   57     1991
  (E)                      Executive Officer of Dollar
                           General Corp.; Director of
                           First American Corporation
                           and Shoney's, Inc.

Andrew J. Young           Vice Chairman of Law Companies  58     1993
  (E)                      Group; Co-Chairman of
                           GoodWorks International;
                           Director of Delta Airlines,
                           Inc. and Host Marriott
                           Corporation.  Previously
                           served as Co-Chairman of
                           Atlanta Committee for
                           Olympic Games as well as
                           Mayor of Atlanta, Georgia
                           from 1980 to 1990.

-----------------
Member of Executive (E), Compensation (C), Nominating (N), Audit
   (A) Committee

Nominations

     In accordance with the Company's Amended Bylaws (the "Amended Bylaws"), nominations of the persons for election to the Board of Directors may be made at a meeting of shareholders by or at the direction of the Board of Directors, by any nominating committee or by any shareholder of the Company entitled to vote for the election of directors at such meeting who complies with the notice procedures set forth in the Amended Bylaws. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting of shareholders; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of such meeting is given or made to the shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the day of the meeting was mailed or such public disclosure was made. The Amended Bylaws require that the notice contain certain information with respect to the proposed nominee and as to the shareholder giving the notice. The Company will furnish on request to any shareholder a copy of the relevant section of the Amended Bylaws.

Board and Committee Meetings

     The Board of Directors has four standing committees--the Executive Committee, the Compensation Committee, the Audit Committee, and the Nominating Committee. The Executive Committee has all powers and authority vested in the Board of Directors, except the power to declare dividends or other corporate distributions or to remove members of the Board of Directors, but including the power to amend or repeal bylaws, to submit to shareholders matters that require shareholders' approval, and to fill vacancies on the Board of Directors or any committee of the Board of Directors. The Compensation Committee reviews and approves management compensation and administers the Company's retirement and incentive plans. The Nominating Committee recommends to the Board of Directors nominees for election to the Board of Directors. The Nominating Committee will consider nominees recommended by the holders of the Common Stock and Class B Common Stock provided such proposed nominees are submitted to the Company in the manner and within the time limit for shareholder proposals as set forth in the immediately preceding paragraph. The Audit Committee recommends to the Board of Directors the appointment of the independent auditors and reviews with the auditors' representatives the scope of their examination, their fees, the results of their examination, and any problems identified by the independent auditors regarding internal controls, together with their recommendations.

     During the last fiscal year, the Board of Directors held five meetings. The Compensation Committee held one meeting, the Nominating Committee held one meeting and the Audit Committee held seven meetings. The Executive Committee held no meetings during the fiscal year. Each of the incumbent directors attended at least 75% of the aggregate of all Board of Director meetings and meetings of committees on which he served during the last fiscal year, except Mr. Turner.



                   EXECUTIVE COMPENSATION

     The following table provides information as to annual, long-term and other compensation during fiscal years 1997, 1996 and 1995 for the Company's Chief Executive Officer and the persons who, in fiscal 1997, were the other five most highly compensated executive officers of the Company (collectively, the "Named Officers"):

                      Summary Compensation Table
                                                     Long-Term
                                                 Compensation Awards
                                                  -----------------
                                                             Secur-
                     Annual Compensation                     ities
              -----------------------------------            Under
                                         Other        Re-    lying       All
Name and                                 Annual    stricted  Options/   Other
Principal                       Bonus   Compensa-   Stock     SARs    Compensa-
Position     Year Salary ($)   ($)<F3>  tion ($)    ($)<F1>  (#)<F2>   tion ($)
-------------------------------------------------------------------------------
Sam Moore....1997 $325,000     $415,000 $169,635<F4>      0   30,000 $4,817<F5>
  President  1996  316,666            0  148,038          0  160,000  7,018
  and Chief  1995  275,000      175,000  163,932    246,875   31,250  9,160
  Executive
  Officer

S. Joseph
 Moore.......1997  250,000      176,000        0          0   20,000  5,289<F6>
  Executive  1996  227,035            0        0          0  110,000  6,762
  Vice       1995  153,847      130,000        0     74,063   12,500  7,039
  President

Joe L.
 Powers......1997  190,000      242,000        0          0   10,000  4,859<F7>
  Executive  1996  180,040            0        0          0   55,000  7,018
  Vice       1995  169,234       80,000        0     98,750    9,375  7,764
  President
  and Secretary

Byron D.
 Williamson.1997  200,000      128,500   92,786<F8>      0    10,000  5,029<F9>
  Presi-    1996  187,893            0    9,701          0    55,000  5,263
  dent,     1995  167,275       99,000        0     98,750    12,500  5,383
  NelsonWord
  Publishing
  Division

Raymond T.
 Capp.......1997  150,000      124,000        0          0    15,000      0
  Senior    1996  150,000       37,000        0          0         0      0
  Vice      1995   19,038<F10>  25,000        0          0         0      0
  President,
  Operations

Roland
 Lundy......1997  166,794<F11> 336,000        0          0    10,000  4,504<F12>
  Presi-    1996  202,605            0        0          0    55,000  7,018
  dent      1995  184,201      127,000        0     98,750    12,500  8,148
  Word
  Records
  & Music
  Division <F13>

<F1> The amounts indicated in this column represent the dollar value of restricted stock grants earned by the Named Officers under the Stock Incentive Plan. These restricted stock awards were granted contingently to Sam Moore in the amount of 25,000 shares and to each of S. Joseph Moore, Joe
     L. Powers, Byron D. Williamson and Roland Lundy in the amount of 10,000 shares and could be earned proportionally over fiscal 1995 and fiscal 1996 based on the achievement of pre-established margin contribution objectives of certain divisions of the Company and/or pre-tax income targets of the Company for each such year. Shares earned pursuant to these restricted stock awards are contingent upon the continued employment of the Named Officer for a period of two fiscal years after the date such shares are earned. The established performance goals for fiscal 1996 were not achieved and, therefore, none of the available 32,500 shares were awarded to the Named Officers. As a result of achieving the performance goals established for fiscal 1995, the number of shares earned by each of the Named Officers includes 12,500 shares to Sam Moore, 3,750 shares to
     S. Joseph Moore and 5,000 to shares to each of Joe
     L. Powers, Byron D. Williamson and Roland Lundy. In accordance with rules promulgated by the Commission, the dollar value reflected above was calculated by multiplying the closing market price of the Common Stock on the date of grant by the number of restricted shares awarded. No restricted stock awards were granted for fiscal 1997.

<F2> Represents the number of stock options granted (i) under the
     Company's Stock Incentive Plan for fiscal 1997 and 1996 and
     (ii) under the Company's 1986 Plan for fiscal 1995.

<F3> Does not include amounts attributable to a special bonus in recognition of performance in connection with the sale of the Company's music division in fiscal 1997, which will be earned and become payable in June 1998 to each of Sam Moore,
     S. Joseph Moore, Joe L. Powers and Byron D. Williamson if the executive is employed by the Company at such time, in the respective amounts of $225,000, $75,000, $150,000 and $62,500.

<F4> Represents amounts paid (net of taxes) to Sam Moore to
     enable him to pay the after income tax cost of the premiums on life insurance maintained on the joint lives of Sam Moore and his wife. Such payments are contemplated by an agreement between Sam Moore and the Company, dated May 17, 1991. See "Employment and Termination Agreements."

<F5> Includes $3,000 contributed to the ESOP and $1,817
     contributed to the Company's 401(k) Plan by the Company on behalf of Sam Moore.

<F6> Includes $3,000 contributed to the ESOP and $2,289
     contributed to the Company's 401(k) Plan by the Company on behalf of S. Joseph Moore.

<F7> Includes $3,000 contributed to the ESOP and $1,859
     contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Powers.

<F8> Represents moving expenses paid by the Company on behalf of the Named Officer.

<F9> Includes $3,000 contributed to the ESOP and $2,029
     contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Williamson.

<F10>Includes compensation from February 1, 1995, the
     commencement date of employment with the Company.

<F11>Includes compensation through January 2, 1997, the date
     Mr. Lundy ceased to be employed by the Company.

<F12>Includes $3,000 contributed to the ESOP and $1,504
     contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Lundy.

<F13>Mr. Lundy ceased to serve as an executive officer of
     the Company prior to the end of fiscal 1997, as a result of the sale of the music division.

               Option/SAR Grants in Last Fiscal Year

     This table provides information as to options granted to the Named Officers during fiscal year 1997.

                      Individual Grants
            -----------------------------------------
                         Percent of
                           Total                      Potential Realizable
             Number of  Options/SARs                    Value at Assumed
             Securities   Granted                     Annual Rates of Stock
            Underlying      to      Exercise           Price Appreciation
            Option/SARs  Employees  or Base    Expir-  For Option Term <F3>
              Granted    in Fiscal   Price     ation   -------------------
Name          (#)<F1>     Year<F2> ($/Sh)<F3>  Date      5%($)    10%($)
--------------------------------------------------------------------------
Sam Moore......30,000       11.8%   $16.910   5/22/06  $319,038  $808,506
S. Joseph
  Moore........20,000        7.9     16.910   5/22/06   212,692   539,004
Joe L. Powers..10,000        3.9     16.910   5/22/06   106,346   269,502
Byron D.
  Williamson...10,000        3.9     16.910   5/22/06   106,346   269,502
Raymond T.
  Capp.........15,000        5.9     16.910   5/22/06   159,519   404,253
Roland Lundy...10,000        3.9     16.910   N/A<F4>   106,346   269,502


<F1> Options to purchase at the election of the optionee shares of either Common Stock or Class B Common Stock granted on May 22, 1996, pursuant to the Stock Incentive Plan. These options vest in two equal annual installments of 50% each beginning on the first anniversary of the date of grant and provided that the closing sales price of the Common Stock is $18.00 per share or greater.

<F2> Computation of percentages excluded grants to employees whose employment terminated upon the sale of the music division.

<F3> Assumes exercise of option to purchase shares of Class B
     Common Stock.

<F4> Options granted to Mr. Lundy during fiscal 1997 were
     cancelled prior to the Record Date, as a result of the termination of his employment upon the sale of the Company's music division.


                  Fiscal Year-End Option Values

     The following table provides information as to the aggregate number of shares of Common Stock and Class B Common Stock covered by both exercisable and unexercisable stock options as of March 31, 1997, and the values for the "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock or Class B Common Stock. No options were exercised by the Named Officers during the fiscal year ended March 31, 1997.

                            Number of
                            Securities
                            Underlying
                           Unexercised           Value of Unexercised
                           Option/SARs              Options/SARs
                            at Fiscal                 at Fiscal
                            Year-End (#)            Year-End($)<F1>
                         ----------------------------------------------
                          Exer-     Unexer-       Exer-      Unexer-
Name                     cisable    cisable      cisable     cisable
-----------------------------------------------------------------------
Sam Moore..............  28,958     192,293      $49,924     $108,874
S. Joseph Moore........  16,250     126,250       27,969      152,969
Joe L. Powers..........   8,020      41,355       20,977       40,627
Byron D. Williamson....  11,250      66,250         --         19,650
Raymond T. Capp........   7,583      28,917         --         29,475
Roland Lundy <F2>......       0           0         --           --


<F1> Certain outstanding options are exercisable into either
     Common Stock or Class B Common Stock and, where appropriate, the value of unexercised options reflects gains based on the closing price of the Class B Common Stock, because only options to purchase Class B Common Stock were "in-the-money" at fiscal year end. On March 31, 1997, the closing price of the Class B Common Stock and Common Stock on the New York Stock Exchange was $18.875 and $10.50, respectively.

<F2> Options granted to Mr. Lundy during fiscal 1997 were
     cancelled prior to the Record Date, as a result of the termination of his employment upon the sale of the Company's music division.

Directors Compensation

     Directors not otherwise employed by the Company receive $1,200 per month plus $1,000 for attending, in person, each meeting of the Board of Directors or any committee, when such committee meetings are separately called and held. Directors attending such meetings by means of a telephone conference call receive $500 for each meeting. Board members who are employed as officers by the Company receive no extra compensation for their services as directors or committee members. All directors are reimbursed by the Company for expenses incurred by them in connection with their service on the Board of Directors and committees.

     The Company has adopted the 1997 Deferred Compensation Plan for Non-Employee Directors (the "Non-Employee Directors Plan"). Pursuant to the Non-Employee Directors Plan, beginning in September 1998 directors who are not employed as officers of the Company may file with the Company an irrevocable election to defer payment of not less than fifty percent (50%) of the retainer fees to be earned during each fiscal year. Deferred amounts are invested in an account reflected in Company stock equivalent units, the number of which is computed by dividing the amount of the deferred retainer fees by the fair market value of the Company's shares on the date of deferral. Directors may elect the form and timing of payments of deferred amounts (and any earnings reflecting dividends thereon), to be paid in cash from the Company in a lump sum or installment payments after such director's sixty-fifth or seventieth birthday, based on the number of stock equivalent units in such director's account and the fair market value of the Company's shares on the first business day of the year in which payments are made. In addition, pursuant to the Stock Incentive Plan, each outside director receives a non-qualified stock option to purchase 2,000 shares of Common Stock on the date of each annual meeting of shareholders with an exercise price equal to the fair market value of the Common Stock on such date. The shares subject to such options vest on the first anniversary of the date of grant and are exercisable for a period of ten years.


Employment and Termination Agreements

     The Company has multi-year employment agreements with each Named Officer that provide for an annual base salary, the opportunity to receive incentive and bonus compensation, fringe benefits and life insurance. The employment agreement of each of Sam Moore, S. Joseph Moore and Joe Powers contain certain provisions that entitle them to receive certain payments in the event of a change in control of the Company that results in the termination of their employment with the Company, including a severance payment. Sam Moore's severance payment is equal to
2.99 times his then current base salary, and each of S. Joseph Moore's and Joe Powers' severance payment is equal to 2 times their respective then current base salaries.

     The Company also has an agreement with Sam Moore which provides that upon termination of employment for any reason other than as defined in the agreement, Mr. Moore will receive severance compensation equal to an amount necessary to fund certain insurance survivorship policies until a net death benefit of $10,000,000 is attained, or December 31, 2006, whichever is earlier. The policy proceeds will be paid to a trust established for the benefit of Mr. Moore's family.

Compensation Committee Report

     Decisions concerning the compensation of the Company's executives are made by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a non-employee director. The Compensation Committee is responsible for reviewing and setting the compensation of the Company's senior executives and for establishing general executive compensation policies for the Company.

  Compensation Philosophy and Policies for All Executive Officers

     The Compensation Committee believes that the primary objectives of the Company's executive compensation policy should be:

  - to attract and retain talented executives by providing a compensation program that is competitive with the compensation provided to executives at companies of comparable size and position in the publishing and media business, while maintaining compensation within levels that are consistent with the Company's business plan, financial objectives and operating performance;

  - to provide appropriate incentives for executives to work towards the achievement of the Company's annual performance targets established in the Company's business plan; and

  - to more closely align the interests of its executives with those of shareholders by providing long-term incentive compensation in the form of stock awards and options or other equity-based, long-term incentive compensation.

     The Compensation Committee believes that the Company's executive compensation policies should be reviewed during the first quarter of the fiscal year when the financial results of the prior fiscal year become available. The policies should be reviewed in light of their consistency with the Company's financial performance, its business plan and its position within the publishing and media industry, as well as the compensation policies of similar companies in the publishing and media business. The compensation of individual executives should then be reviewed annually by the Compensation Committee in light of its executive compensation policies for that year.

     In setting and reviewing compensation for the executive officers, the Compensation Committee considers a number of different factors designed to assure that compensation levels are properly aligned with the Company's business strategy, corporate culture and operating performance. Among the factors considered are the following:

  - Comparability--The Compensation Committee considers the compensation packages of similarly situated executives at companies deemed to be most comparable to the Company. The objective is to maintain competitiveness in the marketplace in order to attract and retain the highest quality executives. This is a principal factor in setting base levels of compensation.

  - Pay for Performance--The Compensation Committee believes that compensation should be in part directly linked to operating performance. To achieve this link with regard to short-term performance, the Compensation Committee has relied on cash bonuses which have been determined on the basis of certain objective and subjective factors after receiving the recommendations of senior management.

  - Equity Ownership--The Compensation Committee believes that an integral part of the executive compensation program at the Company is equity-based compensation plans which encourage and create ownership of the Company's stock by its executives, thereby aligning executives' long-term interests with those of the shareholders. These long-term incentive programs are principally reflected in the Company's stock-based incentive plans. The Compensation Committee believes that significant stock ownership is a major incentive in building shareholder value and reviews awards of equity-based incentives with that goal in mind.

  - Qualitative Factors--The Compensation Committee believes that in addition to corporate performance and specific division performance, it is appropriate to consider in setting and reviewing executive compensation the personal contributions that a particular individual may make to the success of the corporate enterprise. Such qualitative factors as leadership skills, planning initiatives, development skills, public affairs and civic involvement have been deemed to be important qualitative factors to take into account in considering levels of compensation.

     The Company has significantly changed its product lines and distribution channels in recent years through internal expansion, as well as through acquisitions, resulting in an increase in net revenue from $116.7 million in fiscal 1993 to $243.4 million in fiscal 1997. As a result of this growth and in connection with the annual review of the Company's executive compensation policies, the Compensation Committee deemed it appropriate to engage a compensation consulting firm (the "Consultant") to assist the Compensation Committee in its review and to make recommendations to address the Company's compensation arrangements for the Company's senior executive officers for fiscal 1997. The peer group which the Compensation Committee utilized for purposes of evaluating compensation for executive officers, and which the Consultant reviewed with the Compensation Committee, consists of publishing and media companies which are similar to the Company in size. The companies in the Company's peer group are reflected in the Performance Graph included in this Proxy Statement (the "Peer Group Index") and were used for purposes of reviewing compensation policies for executive officers for fiscal 1997.

Compensation of Executive Officers

     The Compensation Committee believes that the compensation for each of its executive officers should consist of a base salary, the potential for an annual cash bonus and equity-based long-term incentive compensation. The Compensation Committee has applied the policies described herein to fiscal 1997 compensation for executive officers, including the Named Officers.

     Base Compensation. In determining whether an increase in base compensation for its executive officers was appropriate for fiscal 1997, the Compensation Committee reviewed salary ranges recommended by the Consultant and sought the advice of the Chief Executive Officer. The Compensation Committee subjectively determined base compensation on the basis of discussions with the Chief Executive Officer, a review of the base compensation of executive officers of comparable companies, the advice of the Consultant, its experience with the Company and in business generally, and what it viewed to be appropriate levels of base compensation after taking into consideration the contributions of each executive officer and the performance of the Company. As a result of this review and in light of the Company's performance in fiscal 1996, no increases in the base salaries for the Named Officers for fiscal 1997 were made. Base salaries for the Named Officers for fiscal 1997 were determined to be at approximately the 50th percentile of the base compensation of executives with similar responsibilities at comparable companies. The Compensation Committee did not assign any relative weight to the quantitative and qualitative factors which were applied subjectively in reaching its base compensation decisions.

     Annual Incentive and Bonus Compensation. For fiscal 1997, the Compensation Committee established performance goals for awarding cash incentive payments, including targeted pre-tax profits for the Company, improvements in the Company's return on assets ratio and, for certain Named Officers, pre-determined margin contributions for specific divisions of the Company. The amount of any potential award varied with each executive officer. Based on satisfying their performance goals, the Named Officers earned annual incentive payments aggregating $573,000 for fiscal 1997. In addition, as a result of the sale of the Company's music division and the profit realized by the Company as a result of the sale, the Compensation Committee determined that it was appropriate to consider the payment of a special bonus to the Named Officers who contributed to the profit realized by the Company from the sale of the music division. After discussion with and receipt of recommendations from the Consultant, the Compensation Committee subjectively determined to declare a bonus to certain executives, including the Named Officers, in recognition of the contributions provided by such persons in connection with the realization of the net profit derived from the sale of the assets of the Company's music division in fiscal 1997. Half of each executive's bonus amount will be paid during fiscal 1998, with the remaining half to be deemed earned and payable in the first quarter of fiscal 1999 if such person is employed by the Company at that time. The aggregate amount of such bonus to be paid in fiscal 1998 to the Named Officers is $512,500.

     Long-Term Incentive Compensation. The Compensation Committee believes the Company should make it a part of its regular executive compensation policies to grant annual awards of long-term, equity-based incentives to executive officers and other key employees as part of the compensation package that is reviewed annually for each executive officer. In making these awards, the Compensation Committee establishes guidelines at the time of the annual review and takes into account the recommendations of the Chief Executive Officer prior to approving annual awards of long-term, equity-based incentive compensation to the other executive officers.

     As part of the Compensation Committee's annual review of the Company's executive compensation policies for fiscal 1997 and based upon the recommendations of the Consultant, the Compensation Committee determined to grant stock options with an exercise price based on the fair market value of the Common Stock on the date of grant as long-term, equity-based incentive compensation to the Company's management team. Accordingly, during fiscal 1997, the Compensation Committee considered, with the assistance of the Consultant, the amount of stock option holdings by its senior executives in relation to the holdings by senior executives of comparable companies. As a result of this analysis, the Compensation committee granted to the Named Officers stock option awards ("Annual Options") to purchase an aggregate of 95,000 shares of Common Stock or Class B Common Stock. The Annual Options vest and become exercisable in all events on the ninth anniversary of the date of grant, but until such date, shall vest and become exercisable only after the date on which the closing sales price of the Common Stock as reported on the New York Stock Exchange is $18.00 or greater, and at a rate of 50% annually over a two-year period beginning on the first anniversary of the date of grant. The Annual Options are non-qualified options and were granted under the Stock Incentive Plan. See "Option/SAR Grants in Last Fiscal Year." The size of the option grant to each Named Officer was determined by the Compensation Committee based upon an analysis of comparable companies, recommendations of the Chief Executive Officer, a subjective assessment of such Named Officer's performance and his respective level in the organization.

     Chief Executive Officer Compensation. The Compensation Committee reviewed the performance of the Company and of Sam Moore as its Chairman, Chief Executive Officer and President in determining his compensation for the 1997 fiscal year. The Compensation Committee took into account the Company's financial performance compared to companies included in the Peer Group Index, the base compensation of Mr. Moore relative to the chief executive officers of comparable companies, the advice of the Consultant and the longevity of Mr. Moore's service to the Company. In light of these considerations, the Compensation Committee determined that his base compensation for fiscal 1997 should remain at $325,000. In reaching this decision, the Compensation Committee also took into account that as part of Mr. Moore's compensation the Company paid him an additional $169,365 to enable him to pay the after income tax cost of premiums for life insurance maintained on the joint lives of Mr. Moore and his wife. This payment was made pursuant to a previously executed agreement and is conditioned upon Mr. Moore maintaining in excess of 3,000,000 votes of Common Stock and Class B Common Stock at all times. See "Employment and Termination Agreements." The life insurance is designed to ensure sufficient liquidity for Mr. Moore's estate so that the estate would not be forced to sell its significant stock position in the Company to fund its estate tax liability, thus providing stability in the market for the Company's securities.

     Mr. Moore was eligible to receive a cash incentive payment if the Company achieved certain targeted pre-tax profits and improved its return on assets ratio as set by the Compensation Committee. Based on such criteria, Mr. Moore received a cash incentive payment award for fiscal 1997 in the amount of $190,000. In addition, in connection with the special bonus determined by the Compensation Committee to be paid to the Named Officers in connection with the sale of the music division in fiscal 1997, Mr. Moore will receive a special bonus in the amount of $225,000 to be paid in fiscal 1998, and will receive an additional $225,000 bonus to be earned and payable in the first quarter of fiscal 1999 if he is employed by the Company at such time.

     The Compensation Committee also believed that it was important for Mr. Moore to continue to be awarded from time to time long-term, equity-based incentive compensation. During fiscal 1997, the Compensation Committee granted Mr. Moore an Annual Option to purchase 30,000 shares of either Common Stock or Class B Common Stock. See "Option/SAR Grants in Last Fiscal Year." The size of the stock option grant to Mr. Moore was determined by the Compensation Committee based upon a subjective assessment of Mr. Moore's historic and prospective contributions to the Company. It is the subjective opinion of the Compensation Committee, based upon the advice of the Consultant, that even though Mr. Moore already owned a significant amount of the equity of the Company, the grant of stock options as long-term, equity-based incentive compensation would provide Mr. Moore with a further incentive to build shareholder value for the benefit of all shareholders.

     Federal Income Tax Deductibility Limitations.
Section 162(m) of the Internal Revenue Code of 1986, enacted as part of the Omnibus Budget Reconciliation Act in 1993 ("OBRA"), generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Company's Chief Executive Officer and four other most highly compensated executive officers. Compensation paid to these officers in excess of $1,000,000 that is not performance-based cannot be claimed by the Company as a tax deduction.

     The Compensation Committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation and to seek to qualify executive compensation awards as performance-based compensation excluded from the $1,000,000 limit. Stock options and other equity-based incentives granted under the Company's stock incentive plans qualify as performance-based compensation. None of the executive officers received compensation in fiscal 1997 that would exceed the $1,000,000 limit on deductibility. The Compensation Committee has not determined whether it will approve any compensation arrangements that will cause the $1,000,000 limit to be exceeded in the future.

July 10, 1997                  Millard V. Oakley, Chairman
                               Brownlee O. Currey, Jr.
                               W.  Lipscomb Davis, Jr.


Performance Graph

     The following graph compares the five-year cumulative returns of $100 invested on March 31, 1992 in (i) the Common Stock, (ii) the Class B Common Stock, (iii) Standard & Poor's MidCap 400 Index (the "S&P Index"), and (iv) the Peer Group Index, assuming the reinvestment of all dividends. The returns on the common stock of each member of the Peer Group Index have been weighted to reflect relative stock market capitalization.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                  Among Thomas Nelson, Inc. Common Stock,
                 Thomas Nelson, Inc. Class B Common Stock,
                        the S&P MidCap 400 Index,
                       and the Peer Group Index<F1>
                                  1992  1993  1994  1995   1996  1997
                                 ------------------------------------
Thomas Nelson, Inc.--Common
   Stock (TNM).................. $ 100 $ 121 $ 151 $ 192  $ 147 $ 104
Thomas Nelson, Inc.--Class B
   Common Stock (TNM.B).........   100   117   168   182    169   186
Peer Group Index................   100   124   140   148    157   144
S&P MIDCAP 400 Index............   100   116   123   134    172   190

-------------

<F1> The Peer Group Index is comprised of the following 18
     publicly traded publishing and media companies:

     American Greetings Corp.        King World Productions, Inc.
     BET Holdings, Inc.              Marvel Entertainment Group, Inc.
     Courier Corp.                   Meredith Corp.
     Day Runner, Inc.                Plenum Publishing Corp.
     Gaylord Entertainment Co.       Scholastic Corp.
     Houghton Mifflin Co.            Value Line, Inc.
     Integrity Music, Inc.           Waverly, Inc.
     International Family Enter      John Wiley & Sons, Inc.
        tainment, Inc.               Golden Books Family
     Jostens, Inc.                      Entertainment, Inc.



  COMPLIANCE WITH SECTION 16(a) OF SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the company's equity securities, to file reports of ownership and changes in ownership with the Commission. Executive officers, directors and greater than 10% beneficial owners are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) reports so filed.

     Based solely upon a review of the Forms 3, 4 and 5 and amendments thereto, and certain written representations furnished to the Company, the Company believes that, during the fiscal year ended March 31, 1997, its executive officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements, except that one report covering two transactions was filed late by Mr. Oakley.

                 INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's financial statements for the year ended
March 31, 1997, were examined by Arthur Andersen LLP, independent certified public accountants. Representatives of Arthur
Andersen LLP are expected to be present at the Annual Meeting.
Such representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     In keeping with its past practice, the Board of Directors does not intend to select independent auditors for the year ending March 31, 1998 until after the Annual Meeting.

     DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS TO BE
        PRESENTED AT 1998 ANNUAL MEETING OF SHAREHOLDERS

     Shareholder proposals intended to be presented at the Annual Meeting of Shareholders to be held in 1998 must be received in writing by the Company at its executive offices at 501 Nelson Place, Nashville, Tennessee 37214-1000, not later than March 10, 1998, in order to be included in the Company's proxy statement and proxy for that meeting.

                    METHOD OF COUNTING VOTES

     Pursuant to rules promulgated by the Commission, boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish to vote "for," "against" or "withhold authority" (or abstain) to vote for one or more of the director nominees, and to vote "for," "against" or "abstain" from voting on any other matters submitted to the shareholders. Under applicable securities laws, Tennessee law and the Company's charter and bylaws, an abstention or withholding of authority to vote will have no effect on the outcome of the election of directors, as such election is determined by the number of votes cast. Shares represented at the Annual Meeting by proxies containing instructions to "withhold authority" or abstain will nonetheless be counted as present for purposes of determining whether a quorum exists at the Annual Meeting.

     A broker non-vote occurs when a broker holding shares registered in a street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the "non-vote") on the non-routine matter. Under Tennessee law and the Company's charter and bylaws, broker non-votes will have no impact on any of the matters to be submitted to the shareholders, but shares represented by a proxy card marked with a non-vote would be counted as present for purposes of determining the existence of a quorum. Under New York Stock Exchange rules, the election of directors is a matter on which a broker has the discretion to vote if instructions are not received from the client at least
10 days prior to the Annual Meeting, but brokers may not have the discretion to vote on any other proposal in the absence of instructions from their clients.



                          MISCELLANEOUS

     The cost of this solicitation of proxies will be borne by the Company. It is anticipated that the solicitation will be made primarily by mail, but regular employees or representatives of the Company may, without additional compensation, also solicit proxies by telephone, telegram, or personal interview and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals at the Company's expense.

     The Board of Directors is not aware of any business other than that described in this Proxy Statement to be presented for action at the Annual Meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal that may be properly brought before the Annual Meeting in accordance with their judgment.

     The Annual Report to Shareholders for the year ended
March 31, 1997, is being mailed to all shareholders entitled to vote at the Annual Meeting. Additional information is contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, filed with the Commission. The Company will furnish without charge to any shareholder a copy of its complete Annual Report on Form 10-K, including the financial statements and schedules thereto, upon written request to Joe
L. Powers, Executive Vice President and Secretary, Thomas Nelson, Inc., P.O. Box 141000, Nashville, Tennessee 37214-1000.


                             By order of the Board of Directors.

                             THOMAS NELSON, INC.
                             By Sam Moore, President

July 10, 1997


                                                    APPENDIX A


   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       THOMAS NELSON, INC.
                        501 Nelson Place
                    Nashville, TN 37214-1000

The undersigned hereby appoints SAM MOORE and JOE L. POWERS, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock and Class B Common Stock of Thomas Nelson, Inc. held of record by the undersigned on June 30, 1997, at the Annual Meeting of Shareholders to be held at the Loews Vanderbilt Plaza, 2100 West End Avenue, Nashville, Tennessee 37203 on Thursday, August 21, 1997, at 11:00 a.m., local time, or any adjournment thereof.

1.  ELECTION OF DIRECTORS


   [ ] FOR all nominees listed    [ ] WITHHOLD AUTHORITY (Abstain)
        below (except as              to vote for all nominees
        marked to the contrary        listed below:
        below):
          Robert J. Niebel, Sr.         Robert J. Niebel, Sr.
          Millard V. Oakley             Millard V. Oakley
          S. Joseph Moore               S. Joseph Moore

   [ ] AGAINST all nominees
       listed below:
         Robert J. Niebel, Sr.
         Millard V. Oakley
         S. Joseph Moore

INSTRUCTION: To vote FOR, AGAINST or to WITHHOLD AUTHORITY
(Abstain) to vote for any individual nominee, write that nominee's name on the space provided below and indicate whether your vote is FOR, AGAINST or to WITHHOLD AUTHORITY (Abstain) to vote for that nominee.

-----------------------------------------------------------------

-----------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election as directors of all the nominees named above.

                                        PLEASE MARK, SIGN, DATE
                                        AND RETURN THE PROXY CARD
                                        PROMPTLY USING THE
                                        ENCLOSED ENVELOPE.
                                        Please sign exactly as
                                        name appears below.  When
                                        shares are held by joint
                                        tenants, both should
                                        sign.  When signing as
                                        attorney, executor,
                                        administrator, trustee,
                                        or guardian, please give
                                        full title as such. If a
                                        corporation, please sign
                                        in full corporate name by
                                        President or other
                                        authorized officer.  If a
                                        partnership, please sign
                                        in partnership name by
                                        authorized persons.


                                        -------------------------
                                        Signature


                                        -------------------------
                                        Signature

                                        DATED:             , 1997
                                               ------------


